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[JEFFERSON PILOT FINANCIAL LOGO]

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY, One Granite Place, P.O. Box 515, Concord, New Hampshire 03302


                         CHILDREN'S TERM INSURANCE RIDER
                  READ CAREFULLY - TERM INSURANCE ON DEPENDENTS

Jefferson Pilot Financial Insurance Company has issued this Rider as a part of the policy to which it is attached.

BENEFIT - The Company will pay to the proper Beneficiary on due proof of death of any Insured Child a lump sum payment of $1,000 multiplied by the number of units shown on page three of the policy of which this Rider is a part, herein called "The Policy". Such payment will be made subject to the provisions of this Rider and those of The Policy. This benefit is to be paid in the event the death of an Insured Child occurs:

(1)  After such child has attained the age of 15 days;
(2)  Before the policy anniversary nearest the child's 25th birthday; and
(3)  Before the Expiry Date.

INSURED - As used herein, "Insured" means the Insured in The Policy.

OWNER - As used herein, "Owner" means the Owner of The Policy.

INSURED CHILD - As used herein, "Insured Child" means:

(1) Each of the Insured's children, stepchildren or legally adopted children who is named in the application for this Rider and who, on the date of the application, has not attained the age of 18 years;
(2)  Any child who is born to the Insured after the date of the application; and
(3) Any child who, prior to attaining the age of 18 years, is legally adopted by the Insured.

BENEFICIARIES OF THIS RIDER - Proceeds to be paid due to the death of an Insured Child will be paid to the Insured, if then living. Otherwise, the proceeds will be paid to the Insured's Spouse, if then living. If neither the Insured nor the Insured's Spouse is then living, the proceeds will be paid to the executors, administrators, or assigns of the Insured Child.

While the Insured is living, the Owner may name or change a revocable beneficiary at any time. A change of the Owner or beneficiary must be made in writing. To be binding on the Company, the change must be signed by the Owner and any irrevocable beneficiary and must be filed at the Home Office. Any such change will take effect as of the date it was signed, subject to any payment made or action taken by the Company before the change was filed.

EXPIRY DATE - The Expiry Date of this Rider shall be the earlier of:

(1)  The policy anniversary nearest the 25th birthday of the youngest child; or
(2)  The policy anniversary nearest the 65th birthday of the Insured.

TERMINATION - This Rider will cease as soon as one of the following occurs:

(1)  The Policy terminates.
(2)  The Expiry Date of this Rider is attained.
(3)  The Company receives a proper request to terminate this Rider.

WAIVER OF COST OF INSURANCE - The cost of insurance for this Rider shall be waived only if and when the monthly deduction under The Policy is waived under any Rider which is a part of The Policy.


THIS SPECIMEN POLICY REPRESENTS THE GENERIC LANGUAGE OF THE POLICY CONTRACT, INCLUDING RIDERS. POLICY LANGUAGE, FEATURES, AND AVAILABILITY MAY VARY BY STATE. PLEASE BE SURE TO CHECK PRODUCT AND RIDER AVAILABILITY IN THE STATE YOU ARE SOLICITING. AGENTS SHOULD REFER TO THE PRODUCTS SECTION ON JPF NET.

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CONVERSION PRIVILEGE

INSURED CHILD'S BENEFIT - The insurance under this Rider on an Insured Child may be converted to a new policy on the earlier of:

(1)  The Expiry Date, or
(2)  The policy anniversary nearest the Insured Child's 25th birthday.

The amount converted is not to exceed $5,000 multiplied by the number of units shown on page three of The Policy. The new policy will be issued without evidence of insurability. Issue will be governed by all the conditions set forth below.

CONVERSION CONDITIONS - Conversion to a new policy shall be subject to the following conditions:

(1) Proper written application for the new policy must be made to the Company at its Home Office. The first premium for the new policy shall be paid to the Company not later than the termination date of the insurance to be converted. The first premium must also be paid during the lifetime of the person to be insured under the new policy.

(2) The effective date of the new policy shall be the date of termination of the insurance to be converted.

(3) Subject to the Company's minimum policy rules, the new policy will be issued on any plan of non-participating whole life or endowment insurance offered by the Company on the effective date of the new policy.

(4) The new policy will be issued on a form and at premium rates in use by the Company on theeffective date of conversion. Such rates will be based on the then attained age at the nearest birthday to the person to be insured. The new policy will not include disability or accidental death benefits unless evidence satisfactory to the Company of the insurability of the person to be insured is furnished.

(5) The application for a new policy on an Insured Child shall be made by the Owner.

PAID UP INSURANCE AT DEATH OF INSURED

BENEFIT - Any term insurance in force under this rider on any Insured Child on the date of the Insured's death will become fully paid up on that date. Upon the death of the Insured the Company shall have the right to require surrender of this Rider in exchange for any fully paid up term insurance. Such paid up term insurance may be surrendered at any time for its cash value, the then net single premium for the remaining term insurance. The net single premium will be computed on the basis of the 1980 CSO Mortality Tables, without the ten year select mortality factors, and four and one-half percent interest. The cash value payable within 30 days of a policy anniversary shall not be less than the cash value on the anniversary.

CONSIDERATION - This Rider is issued in consideration of the application therefor and payment of the cost for this Rider. The cost for this Rider will be included in the monthly deduction, as defined in The Policy. The monthly deduction for The Policy after this Rider has ceased will be reduced by the cost for this Rider. The deduction of any cost for this Rider after it has ceased shall not extend the term of this Rider. Any such deduction will be refunded.